Exhibit 3

ACTION OF STOCKHOLDERS OF

MICRO THERAPEUTICS, INC.

TAKEN BY WRITTEN CONSENT IN LIEU OF A MEETING

November 14, 2005

The undersigned stockholder of Micro Therapeutics, Inc. (the “Company”), acting in accordance with Section 228 of the Delaware General Corporation Law (the “DGCL”), and constituting the holder of the Company’s outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted, hereby adopts the following resolutions effective as of the date first set forth above:

Approval of Agreement and Plan of Merger

WHEREAS, ev3, Inc., a Delaware corporation (“Parent”), through its direct wholly owned subsidiary Micro Investment, LLC, a Delaware limited liability company (“Micro Investment”), presently holds a majority of the common stock of the Company (the “Company Shares”) along with the associated preferred share purchase rights (the “Company Rights” and together with the Company Shares, the “Company Common Stock”);

WHEREAS, Parent and the Company desire to enter into a business combination transaction pursuant to which Micro Investment will merge with and into the Company (the “Merger”), with the Company as the surviving corporation, as a result of which the Company will become a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Board”) has established a Special Committee thereof (the “Special Committee”) and has delegated to the Special Committee the authority to, among other things, negotiate the terms and conditions of the Agreement and Plan of Merger among the Company, Parent, and Micro Investment, a copy of which is attached hereto as Exhibit A (the “Merger Agreement”) in order to effect the Merger, retain separate outside legal counsel and a separate financial advisor and recommend to the full Board whether the Board should approve and declare the advisability of the Merger Agreement;

WHEREAS, the terms of such delegation provided that the Board of Directors of the Company would not recommend or approve any transaction such as that contemplated by the Merger Agreement without the recommendation of the Special Committee;

WHEREAS, the Special Committee, after having consulted with its legal and financial advisors, has determined that the Merger is fair to, and in the best interests of, the holders of Company Common Stock other than Parent and its Subsidiaries, and has recommended to the full Board of Directors of the Company that the Board of Directors of the Company approve and declare the advisability of the Merger Agreement, and the Board of Directors of the Company has approved and declared the advisability of the Merger Agreement (which approval included the approval of each disinterested director of the Company for purposes of Section 144(a) of the DGCL);

WHEREAS, the Board of Directors of Parent has determined that the Merger is in the best interests of Parent and its stockholders and has approved and adopted the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;

WHEREAS, the Board of Managers of Micro Investment (i) has determined that the Merger is in the best interests of Micro Investment and its sole member and has approved and adopted the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and declared its advisability and (ii) has recommended that Parent, as the sole member of Micro Investment, approve and adopt the Merger Agreement and the Merger;

WHEREAS, pursuant to Section 5.8 of the Merger Agreement, immediately following the execution and delivery of the Merger Agreement, Parent shall deliver to the Company a duly executed irrevocable written consent with respect to all shares of Company Common Stock owned by it adopting the Merger Agreement as approved by the Special Committee;

WHEREAS, Section 251(c) of the DGCL requires that, as a condition to the effectiveness of the Merger, the holders of a majority of the outstanding shares of the Company’s capital stock entitled to vote thereon vote to adopt the Merger Agreement;

WHEREAS, Article II, Section 8 of the Company’s Bylaws, as amended, permits action by written consent of MTI’s stockholders; and

WHEREAS, Micro Investment, being the stockholder of the Company who has signed this written consent, represents the holder of a majority of the outstanding shares of the Company’s capital stock entitled to vote at each meeting of stockholders of the Company (and in written actions of stockholders in lieu of meetings);

NOW THEREFORE, BE IT RESOLVED, that the Merger Agreement and the Merger are hereby adopted and approved by the undersigned stockholder of the Company pursuant to Section 228 of the DGCL; and

RESOLVED, that the members of the Board and the officers of the Company are hereby authorized and directed to take or cause to be taken all such further actions and to execute and deliver or cause to be executed and delivered all such further agreements, amendments, documents, certificates, reports, applications, notices, letters and undertakings and to incur and pay all such fees and expenses as in their judgment shall be necessary, proper or desirable to carry into effect the purpose and intent of any and all of the foregoing resolutions, and that all actions heretofore taken by any officer or director of the Company in connection with the transactions contemplated by the Merger Agreement, subject to the terms and conditions of the Merger Agreement, are hereby approved, ratified and confirmed in all respects.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned stockholder of Micro Therapeutics, Inc. has executed this Written Consent as of this 14th day of November, 2005:

MICRO INVESTMENT, LLC
By: ev3 Inc., Managing Member

By:	/s/James M. Corbett
Name:	James M. Corbett
Title:	President and Chief Executive officer